Exhibit 99

National Lampoon, Inc. Announces Charges Relating to SEC Investigation

LOS ANGELES--(BUSINESS WIRE)--December 16, 2008--National Lampoon, Inc. (NYSE Alternext US: NLN) announced today that on December 15, 2008 the United States Securities and Exchange Commission (the “Commission”) issued a release stating that it had charged seven individuals and two corporations with engaging in three separate fraudulent schemes to manipulate the market for publicly traded securities through the payment of prearranged kickbacks. The defendants include National Lampoon, Inc. and Daniel S. Laikin, the company’s chief executive officer, as well as stock promoters, a consultant, and an officer of another company. Also on December 15, 2008, the United States Attorney for the Eastern District of Pennsylvania separately announced criminal charges involving the same conduct.

The Commission’s complaint alleges that, from at least March 2008 through June 2008, Mr. Laikin and others engaged in a fraudulent scheme to manipulate the market for the company’s common stock. Specifically, the Commission has charged that Mr. Laikin and others paid kickbacks in exchange for generating or causing purchases of the company’s common stock to a stock promoter and others to give the false impression of a steady demand for the stock.

The complaint alleges that Mr. Laikin and others paid at least $68,000 to cause the purchase of at least 87,500 shares of the company’s common stock. In addition to paying others to purchase the stock, the complaint alleges that Mr. Laikin shared confidential financial information regarding the company, non-public news releases, and confidential shareholder lists, and coordinated the release of news with the illegal purchases in the stock. The complaint also alleges that the company and Mr. Laikin made materially misleading statements in a tender offer.

The complaint alleges violations of Section 17(a) of the Securities Act of 1933, Sections 9(a)(2), 10(b) and 13(e) of the Securities Exchange Act of 1934 and Rules 10b-5 and 13e-4 thereunder. The complaint seeks permanent injunctions against all defendants, disgorgement of ill-gotten gains, together with prejudgment interest, and civil penalties, from the individual defendants, and an officer and director bar against Mr. Laikin.

Trading in the company’s common stock has been suspended by the Securities and Exchange Commission through December 29, 2008.

CONTACT:
National Lampoon, Inc.
Lorraine M. Evanoff, (310) 474-5252 x115